CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration
Statement of Checkpoint Systems, Inc. on Form S-8 (File No.     )
of our report dated February 7, 1997, except as to the information presented in Note 19, for which the date is March 12, 1997, on our audits of the consolidated financial statements and financial statement schedules of Checkpoint Systems, Inc. as of December 29, 1996 and December 31, 1995, and for each of the three years in the period ended December 29, 1996, which report is included in Checkpoint Systems, Inc.'s 1996 Annual Report on Form 10-K.

Coopers & Lybrand L.L.P.
2400 Eleven Penn Center
Philadelphia, Pennsylvania 19103
September 12, 1997